BriteSmile Reports Second Quarter 2005 Results
Monday August 15, 9:29 pm ET

WALNUT CREEK, Calif., Aug. 15 /PRNewswire-FirstCall/ -- BriteSmile, Inc. (Nasdaq: BSML - News), a leading international provider of state-of-the-art teeth- whitening systems, today released results for the second quarter of 2005 ended June 25.

Total revenue for the second quarter was $10.0 million, or 21% below the second quarter of 2004.

The net loss was $(6.8) million or $(0.65) per share in the second quarter, compared with $(0.7) million or $(0.07) per share in the second quarter of 2004.

Earnings before interest, tax, depreciation, and amortization (EBITDA) was a loss of $(3.9) million in the second quarter 2005. This compares to an EBITDA of $1.1 million in the second quarter of last year. Information regarding a reconciliation of EBITDA, which is a non-GAAP financial measure, to net loss, the most comparable GAAP measure, follows.

    Other key results for the second quarter were:

    -- Center whitening fees of $4.1 million were 15% below last year.
    -- Associated Center whitening fees of $4.5 million were 24% lower than the second quarter of 2004.
    -- Product sales and other revenue of $1.4 million were 25% below last year. -- Two new BriteSmile whitening Centers were opened in the second quarter:
       Madison Avenue in New York City in May, and Union Square in San Francisco, California, in June. A third new center at Tysons Galleria in McLean, Virginia, opened last week.
    -- Stonefield Josephson replaced Deloitte & Touche as the Company's independent audit firm.

"Both revenue and EBITDA performance for the quarter were very disappointing" said Julian Feneley, BriteSmile's President. "In order to immediately improve BriteSmile's operating performance, we are focusing marketing on high potential markets and the most productive tactics, testing third party call center vendors, expanding the footprint in the retail and dental channels, and controlling expenses."

BriteSmile has developed and manufactures the most advanced teeth whitening technology available, as well as manages state-of-the-art BriteSmile Professional Teeth Whitening Centers. BriteSmile Centers are currently operating in Beverly Hills, Irvine, Palo Alto, Walnut Creek, San Francisco and La Jolla, CA; Houston, TX; Denver, CO; Boston, MA; Boca Raton, FL; Atlanta, GA; New York, NY; Chicago and Schaumburg, IL; and, Phoenix, AZ. In addition to BriteSmile Centers, the Company has established more than 5,000 Associated Centers. Of the BriteSmile Associated Centers, more than 2000 are located outside of the United States, in more than 75 countries. For more information about BriteSmile's procedure, call 1-800-BRITESMILE or visit the Company's Website at www.britesmile.com .

This release, other than historical information, consists of forward- looking statements that involve risks and uncertainties such as the Company's ability to continue past revenue and EBITDA growth, its ability to establish Associated Centers and Professional Teeth Whitening Centers, the ability of those Centers to attract clients, the development and introduction of new products, acceptance of those new products in the marketplace, development of new strategic and marketing relationships in the United States and internationally, and the Company's continued ability to secure financing to support its operations. Readers are referred to the documents filed by BriteSmile with the Securities and Exchange Commission, specifically the Company's most recent reports on Forms 10-K and 10-Q, that identify important risk factors which could cause actual results to differ from those contained in the forward-looking statements. BriteSmile and its affiliates disclaim any intent or obligation to update these forward-looking statements.

Non-GAAP Financial Information

BriteSmile provides non-GAAP EBITDA or earnings before interest, taxes, depreciation and amortization as additional information for its operating results. These measures are not in accordance with, or an alternative for, financial measures calculated in accordance with generally accepted accounting principles, including net income or loss, the most directly comparable GAAP measure, and may be different from non-GAAP measures used by other companies. BriteSmile's management believes this non-GAAP measure is useful to investors because of: (i) the significant amount of non-cash depreciation and amortization incurred by the Company in its operating results ($1.6 million in the second quarter of 2005 and $1.7 million in the second quarter of 2004), (ii) the non-cash amortization of the discount on debt of $0.7 million in the second quarter of 2005 and $0.1 million in the second quarter of 2004, and (iii) the mark-to-market loss related to the convertible notes of $0.1 million in the second quarter of 2005. Investors are cautioned that the items excluded from EBITDA are significant components in understanding and assessing BriteSmile's financial performance.

                               BRITESMILE, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS DATA
                 (unaudited) ($ in thousands, except share data)

                                      13 weeks        13 weeks        26 weeks        26 weeks
                                       ended           ended           ended           ended
                                       June 25,       June 26,         June 25,        June 26,
                                        2005            2004            2005            2004
                                   ------------   -------------   --------------  --------------
    REVENUES:
      Center whitening fees, net   $    4,149     $     4,903     $     8,581     $     9,244
      Associated Center
       whitening fees, net              4,521           5,955           8,683          10,962
      Product and other revenue         1,399           1,873           2,752           4,295
        Total revenues, net            10,069          12,731          20,016          24,501

    OPERATING COSTS AND
     EXPENSES:
      Operating and occupancy
       costs                            5,060           4,068           9,261           8,174
      Selling, general and
       administrative expenses          8,815           7,414          17,874          14,256
      Research and development
       expenses                            74             143             149             315
        Total Operating Costs and
         Expenses, excluding
         depreciation,
         amortization and stock
         grant non-cash charge         13,948          11,625          27,283          22,745

        Operating income (loss)
         before depreciation and
         amortization (EBITDA)
         excluding stock grant
         non-cash charge               (3,879)          1,106          (7,268)          1,756

        Depreciation and
         amortization                   1,618           1,677           3,209           3,350
          Loss from operations         (5,498)           (571)        (10,477)         (1,594)

        Amortization of discount
         on debt                         (663)            (65)         (1,300)           (128)
        Gain (loss) on mark-to-
         market of convertible
         note instruments                 (99)             --           2,631              --
        Other income/(expense),
         net                             (517)            (93)           (725)           (192)
          Loss before income tax
           provision                   (6,777)           (729)         (9,871)         (1,914)

    INCOME TAX                             25              --             121              57

          Net loss                 $   (6,802)    $      (729)    $    (9,992)    $    (1,971)

    BASIC AND DILUTED NET LOSS
     PER SHARE                     $    (0.65)    $     (0.07)    $     (0.95)    $     (0.19)

    WEIGHTED AVERAGE SHARES -
     BASIC AND DILUTED             10,548,621      10,309,478      10,519,416      10,250,885


      Reconciliation of Non-GAAP financial measures - EBITDA to Net Loss
                                 (unaudited)
                               ($ in thousands)

                                            13          13          26            26
                                           weeks      weeks        weeks         weeks
                                           ended       ended       ended         ended
                                          June 25,    June 26,     June 25,     June 26,
                                           2005        2004         2005          2004

    Net loss                            $(6,802)      $(729)   $   (9,992)      $(1,971)
    Add back:  Other income/
     (expense), net                         517          93           725           192
    Add back:  Amortization of
     debt discount                          663          65         1,300           128
    Add back:  Income tax expense            25          --           121            57
    Add back:  Stock grant
     non-cash charge                         --          --           504            --
    Add back:  Depreciation and
     amortization                         1,618       1,677         3,209         3,350
    (Gain)/loss from mark-to-market
     of financial instruments related
     to convertible debt                     99          --        (2,631)           --
      EBITDA                             (3,879)      1,106        (6,764)        1,756


                                BRITESMILE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                   (unaudited)
                      ($ in thousands, except share data)

                                                   June 25,       December 25,
                                                     2005              2004
                                                --------------   ---------------
                                     ASSETS

    CURRENT ASSETS:
      Cash and cash equivalents                 $    9,956       $    18,880
      Trade accounts receivable, net of
       allowances of $469 and $448,
       respectively                                  2,262             2,118
      Inventories                                    1,067             1,635
      Prepaid expenses and other                       674               704
        Total current assets                        13,959            23,337

    PROPERTY AND EQUIPMENT, net                     12,865            12,426

    OTHER ASSETS                                     3,157             3,843

    INTANGIBLES, net                                 5,142             5,469

    TOTAL ASSETS                                $   35,123       $    45,075

                     LIABILITIES AND SHAREHOLDERS' EQUITY

    CURRENT LIABILITIES:
      Accounts payable                          $    5,568       $     5,182
      Accrued liabilities                            6,475             6,867
      Deferred revenue                               1,787             1,049
      Current portion of long-term debt and
       capital lease obligations                     1,816             2,137

         Total current liabilities                  15,646            15,235

    LONG-TERM LIABILITIES:
      Long-term debt and capital lease
       obligations                                  12,265            15,650
      Other long term liabilities                    1,848             1,608

        Total long-term liabilities                 14,113            17,258

        Total liabilities                           29,758            32,493

    STOCKHOLDERS' EQUITY:
      Common stock, $.001 par value;
       50,000,000 shares authorized;
       10,522,646 and 9,525,265 shares issued
       and outstanding, respectively                    38                38
      Additional paid-in capital                   173,062           170,601
      Accumulated deficit                         (167,736)         (158,057)
        Total shareholders' equity                   5,365            12,582

    TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY  $   35,123       $    45,075